From the President

February 20, 2014

TO: All Members

SUBJECT: 2013 Financial Results, Dividend Payment and Reduction in Activity Stock Requirement for Letters of Credit

I am pleased to advise you of the following announcements in the attached news release:

•	Net income of $147.8 million for the year 2013, compared to $129.7 million for 2012

•	A dividend of 2.50 percent annualized, compared to 1.50 percent annualized last quarter

These results show continued improvement and progress, and add to our support of affordable housing and community development in our region. Please see the news release for additional details on our unaudited financial results for the full year and fourth quarter of 2013.

Dividend Payment

Based on our performance, the Board of Directors declared the dividend of 2.50 percent annualized. Quarter by quarter in 2013, the dividend increased from 29 basis points annualized, to 100, to 150 and finally to 250. This trajectory is what we have worked for on your behalf and, along with the Board, we are truly pleased to pay it.

The dividend will be calculated on stockholders’ average capital stock held during the period October 1 to December 31, 2013, and will be credited to your demand deposit account (DDA) tomorrow, February 21.

Reduction in Activity-Based Capital Stock Requirement for Letters of Credit

Under the Bank’s Capital Plan, members are required to purchase and maintain a certain level of activity-based capital stock to obtain advances and engage in other business transactions. The amount of this stock requirement can be periodically modified by the Bank, with Board of Directors approval.

In light of the growth in retained earnings over the last several years, the Bank is in a position to reduce the activity-based capital stock requirement on letters of credit to 0.75 percent from 1.60 percent, effective March 18, 2014. This change will apply to letters of credit outstanding as of the effective date and those issued after the effective date.

As a reminder, our quarterly conference call is scheduled for Tuesday, February 25, at 9:30 a.m. If you have yet to register, you may do so by clicking here. Should you have questions regarding these announcements, please contact your relationship manager or me directly.

Sincerely,

Winthrop Watson
President and Chief Executive Officer